As filed with the Securities and Exchange Commission on August 28, 2024
Securities Act Registration No.
Investment Company Act Registration No. 811-05186
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 206 (X)
Check appropriate box or boxes
ADVANCED SERIES TRUST
Exact name of registrant as specified in charter
655 Broad Street
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street
Newark, New Jersey 07102
Name and Address of Agent for Service
This Amendment No. 206 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (the Amendment) only relates to the AST T Rowe Price Fixed Income Central Portfolio (the Portfolio), a series of the Registrant.
The Amendment is not intended to amend the current prospectuses and statements of additional information for the other series of the Registrant not included herein. Part A, Part B and Part C of the Registration Statement for the Portfolio, dated May 1, 2024, were previously filed in connection with Amendment No. 202 to the Registration Statement and are incorporated by reference into this Amendment to the Registrant Statement. In addition, the annual report for the Portfolio, which includes the Portfolio's audited financial statements for the fiscal year ended December 31, 2023, is incorporated by reference into this Amendment.

ADVANCED SERIES TRUST

AST T. Rowe Price Fixed Income Central Portfolio

Amendment dated August 28, 2024 to the

Prospectus and Statement of Additional Information,

each dated May 1, 2024, as amended

This amendment should be read in conjunction with the Prospectus and the Statement of Additional Information (the SAI) for the Advanced Series Trust (the Trust) relating to the AST T. Rowe Price Fixed Income Central Portfolio (the Portfolio).

Reorganization

On August 23, 2024, the Board of Trustees of the Trust approved the reorganization (the Reorganization) of the Portfolio into the AST PGIM Fixed Income Central Portfolio (the Acquiring Portfolio), a series of the Trust. The Acquiring Portfolio and the Portfolio have the same investment objective and substantially similar principal investment strategies. As a result of the Reorganization, shareholders of the Portfolio will experience a decrease in total gross and net operating expenses as shareholders of the Acquiring Portfolio.

Pursuant to a plan of reorganization, the assets and liabilities of the Portfolio will be exchanged for shares of the Acquiring Portfolio, and Portfolio shareholders will become shareholders of the Acquiring Portfolio. No charges are imposed in connection with the Reorganization. The Acquiring Portfolio shares to be received by the Portfolio shareholders in the Reorganization will be equal in value to the Portfolio shares held by such shareholders immediately prior to the Reorganization.

The Acquiring Portfolio will be the accounting and performance survivor following the Reorganization. Furthermore, 100% of the Portfolio’s holdings will be retained and transferred in kind to the Acquiring Portfolio in connection with the Reorganization, representing approximately 18% of the Acquiring Portfolio’s holdings following the Reorganization.

If all required closing conditions are satisfied, it is expected that the Reorganization will be completed on or about December 9, 2024, or as soon as reasonably practicable. On the closing date of the Reorganization, the Portfolio will no longer be offered, but eligible investors will be permitted to invest in the Acquiring Portfolio, a series of the Trust and successor to the Portfolio.

THIS AMENDMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Newark, and State of New Jersey, on the 28th of August 2024.
ADVANCED SERIES TRUST

Timothy S. Cronin*

Timothy S. Cronin, President
/s/ Melissa Gonzalez

Melissa Gonzalez
Attorney-in-Fact
August 28, 2024

POWER OF ATTORNEY
The undersigned, Susan Davenport Austin, Sherry S. Barrat, Jessica M. Bibliowicz, Kay Ryan Booth, Stephen M. Chipman, Timothy S. Cronin, Robert F. Gunia, Thomas M. O’Brien, Christian J. Kelly and Elyse McLaughlin, as directors/trustees and/or officers of each of the registered investment companies listed in Appendix A hereto hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, Devan Fogle and George Hoyt or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Susan Davenport Austin Susan Davenport Austin
/s/ Sherry S. Barrat Sherry S. Barrat
/s/ Jessica M. Bibliowicz Jessica M. Bibliowicz
/s/ Kay Ryan Booth Kay Ryan Booth
/s/ Stephen M. Chipman Stephen M. Chipman
/s/ Timothy S. Cronin Timothy S. Cronin
/s/ Robert F. Gunia Robert F. Gunia
/s/ Thomas M. O’Brien Thomas M. O’Brien
/s/ Christian J. Kelly Christian J. Kelly
/s/ Elyse McLaughlin Elyse McLaughlin

Dated: March 15, 2024

Appendix A
Advanced Series Trust
The Prudential Series Fund
Prudential’s Gibraltar Fund, Inc.